CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Independent Financial Network, Inc.
Coos Bay, Oregon:

We consent to incorporation by reference in the Registration Statements (Nos. 333-48104 and 333-28095) on Forms S-8 of Independent Financial Network, Inc. of our report dated February 5, 2001, relating to the consolidated balance sheets of Independent Financial Network, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Independent Financial Network, Inc.


/s/KPMG LLP
Portland, Oregon
March 28, 2001